UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

OUTLOOK THERAPEUTICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

111 S. Wood Avenue, Unit #100, Iselin, New Jersey 08830
(609) 619-3990
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
Dear Stockholder:
You are cordially invited to attend a special meeting of the stockholders (the “Special Meeting”) of Outlook Therapeutics, Inc., a Delaware corporation. The Special Meeting will be held on Thursday, July 16, 2026 at 9:00 a.m. Central Time at the offices of Cooley LLP, 110 N. Wacker Drive, Suite 4200, Chicago, Illinois 60606.
You are being asked to vote on the following matters:
(1)	To approve, in accordance with The Nasdaq Stock Market Listing Rule 5635(d), the potential issuance of shares of our common stock underlying:
(a)
(i) common warrants to purchase up to 16,129,033 shares of common stock issued in April 2026 and (ii) placement agent warrants to purchase up to an aggregate of 2,258,064 shares of common stock, consisting of warrants to purchase up to 1,129,032 shares of common stock issued in April 2026 and warrants to purchase up to 1,129,032 shares of common stock that are issuable upon exercise of the common warrants in (i) above, in each case in connection with a registered direct offering of shares of our common stock and a concurrent private placement of accompanying warrants (collectively, the “Offering”); and

(b)	previously issued common warrants to purchase up to 2,142,854 shares of common stock held by an investor in the Offering that were amended concurrently with the Offering;
(2)
To approve the amendment of our Restated Certificate of Incorporation, as amended (the “Restated Certificate”), to increase the total number of shares of our common stock authorized for issuance from 260,000,000 shares to 600,000,000 shares;

(3)
To approve the amendment of the Restated Certificate to effect a reverse stock split of our issued and outstanding common stock, and a corresponding and proportionate reduction in the number of authorized shares of common stock, at a ratio of 1-for-10 to 1-for-50, to be determined in the sole discretion of the Board of Directors; and

(4)	To conduct any other business properly brought before the Special Meeting and any adjournment or postponement thereof.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Special Meeting is May 18, 2026. Only stockholders of record as of the close of business on that date may vote at the Special Meeting or any adjournment or postponement thereof. A complete list of record stockholders will be available for examination by any stockholder for any purpose germane to the Special Meeting for a period of ten days ending on the day before the Special Meeting date. If you would like to view the list, please contact us at our principal executive offices between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time at Outlook Therapeutics, Inc., Attn: Corporate Secretary, 111 S. Wood Avenue, Unit #100, Iselin, New Jersey 08830; telephone: (609) 619-3990.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting
to Be Held on July 16, 2026 at 9:00 a.m. Central Time.
The proxy statement is available at www.proxyvote.com.

By Order of the Board of Directors,

/s/ Lawrence A. Kenyon
Lawrence A. Kenyon
Corporate Secretary

Iselin, New Jersey
June 1, 2026
This proxy statement and accompanying form of proxy card are first being made available to stockholders on or about June 1, 2026.
You are cordially invited to attend the Special Meeting in person. Whether or not you expect to attend the Special Meeting, please complete, date, sign and return the enclosed proxy card, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Special Meeting. Even if you have voted by proxy, you may still vote in person if you attend the Special Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Special Meeting, you must obtain a proxy issued in your name from that record holder.

Page
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING	1
Why did I receive a notice regarding the availability of proxy materials on the internet?	1
Will I receive any other proxy materials by mail?	1
PROPOSAL NO. 1 – AUTHORIZATION OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK UNDERLYING (A) PRIVATE PLACEMENT WARRANTS AND PLACEMENT AGENT WARRANTS AND (B) AMENDED WARRANTS	7
Overview	7
The Offering	7
The Nasdaq Stockholder Approval Rule	8
PROPOSAL 1(A): – APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK UPON EXERCISE OF THE PRIVATE PLACEMENT WARRANTS AND PLACEMENT AGENT WARRANTS	9
Potential Consequences if Proposal 1(a) is Not Approved	9
Potential Adverse Effects of the Approval of Proposal 1(a) on Current Stockholders	9
PROPOSAL 1(B): – APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK UPON EXERCISE OF THE AMENDED WARRANTS	10
Potential Consequences if Proposal 1(b) is Not Approved	10
Potential Adverse Effects of the Approval of Proposal 1(b) on Current Stockholders	10
No Dissenter’s Rights	10
Overview	11
Reasons for the Increase in Authorized Shares	12
Effects of the Increase in Authorized Shares	13
PROPOSAL NO. 3 – APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL	15
Overview	15
Nasdaq Listing Compliance	15
Reasons for the Reverse Stock Split	16
Effects of the Reverse Stock Split	17
No Fractional Shares	18
Certain Risks Associated with the Reverse Stock Split	18
Effective Date	19
Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split	19
Tax Consequences of the Reverse Stock Split	20
Cash in Lieu of Fractional Shares	20
No Dissenters’ Rights	21
HOUSEHOLDING OF PROXY MATERIALS	24
ADDITIONAL FILINGS	24
OTHER MATTERS	25

Website References
You may also access additional information about Outlook Therapeutics, Inc. at https://ir.outlooktherapeutics.com. References to our websites throughout this proxy statement are provided for convenience only and the content on our website does not constitute a part of this proxy statement.
i

OUTLOOK THERAPEUTICS, INC.
111 S. Wood Avenue, Unit #100, Iselin, New Jersey 08830
(609) 619-3990

PROXY STATEMENT FOR THE
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 16, 2026

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Outlook Therapeutics, Inc. (the “Company” or “Outlook Therapeutics”) is soliciting your proxy to vote at the special meeting of stockholders (the “Special Meeting”), including any adjournment or postponement thereof. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice and proxy card on or about June 1, 2026 to all stockholders of record entitled to vote at the Special Meeting.
Will I receive any other proxy materials by mail?
No, you will not receive any other proxy materials by mail unless you request a paper copy of the proxy materials. All stockholders will have the ability to access the proxy materials online at www.proxyvote.com or may request printed proxy materials. Instructions on how to access the proxy materials or to request printed copies may be found in the Notice.
How do I attend the Special Meeting?
The Special Meeting will be held on Thursday, July 16, 2026, at 9:00 a.m. Central Time, at the offices of Cooley LLP, 110 N. Wacker Drive, Suite 4200, Chicago, Illinois 60606. Information on how to vote in person at the Special Meeting is discussed below. You are entitled to attend the Special Meeting if you were a stockholder of record as of the close of business on May 18, 2026, the record date for the Special Meeting (the “Record Date”), or hold a valid proxy for the Special Meeting.
If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the Special Meeting or any adjournment or postponement thereof. You should be prepared to present photo identification for admission. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you will need to provide proof of beneficial ownership on the Record Date, such as a brokerage account statement showing that you owned stock as of the Record Date, a copy of a voting instruction form provided by your broker, bank or other agent, or other similar evidence of ownership as of the Record Date, as well as your photo identification, for admission. If you do not provide the necessary identification, you will not be admitted to the Special Meeting or any adjournment or postponement thereof. For security reasons, you and your bags may be subject to search prior to your admittance to the Special Meeting.
Who can vote at the Special Meeting?
Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Special Meeting. On the Record Date, there were 120,863,252 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on the Record Date your shares of common stock were registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may attend and vote at the Special Meeting or you may vote before the Special Meeting by proxy through the internet, by telephone or by using the enclosed proxy card. Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If on the Record Date your shares of common stock were held not in your name, but rather in an account at a broker, bank or other agent, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account.
You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote during the Special Meeting unless you request and obtain a valid proxy from your broker, bank or other agent, as required. You must follow the instructions provided by your broker, bank or other agent to vote your shares per your instructions.
Will I be able to ask questions at the Special Meeting?
We plan to spend up to 15 minutes answering questions that are relevant to the proposals to be voted on at the Special Meeting and will include as many stockholder questions that comply with the rules of conduct for the Special Meeting as the allotted time permits. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
What am I voting on?
There are three matters scheduled for a vote at the Special Meeting:
•	Proposal No. 1: To approve, in accordance with The Nasdaq Stock Market (“Nasdaq”) Listing Rule 5635(d), the potential issuance of shares of our common stock (the “Share Issuance Proposal”) underlying:
○
(a) (i) common warrants (the “Private Placement Warrants”) to purchase up to 16,129,033 shares of common stock issued in April 2026 and (ii) placement agent warrants (the “Placement Agent Warrants”) to purchase up to an aggregate of 2,258,064 shares of common stock, consisting of Placement Agent Warrants to purchase up to 1,129,032 shares of common stock issued in April 2026 and Placement Agent Warrants to purchase up to 1,129,032 shares of common stock that are issuable upon exercise of the Private Placement Warrants, in each case in connection with a registered direct offering of shares of our common stock and a concurrent private placement of accompanying warrants (the “Offering”); and

○	(b) previously issued common warrants to purchase up to 2,142,854 shares of common stock (the “Amended Warrants”) held by an investor in the Offering that were amended concurrently with the Offering.
•
Proposal No. 2: Approval of the amendment of our Restated Certificate of Incorporation, as amended (the “Restated Certificate”), to increase the total number of shares of our common stock authorized for issuance from 260,000,000 shares to 600,000,000 shares (the “Authorized Share Increase Proposal”).

•
Proposal No. 3: Approval of the amendment of the Restated Certificate to effect a reverse stock split of our issued and outstanding common stock, and a corresponding and proportionate reduction in the number of authorized shares of common stock, at a ratio of 1-for-10 to 1-for-50, to be determined in the sole discretion of the Board (the “Reverse Stock Split Proposal”).

How does the Board recommend that I vote?
The Board recommends that you vote “For” each of the proposals.
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy card to vote on those matters in accordance with their best judgment.
How do I vote?
For each of the proposals, you may vote “For” or “Against” or abstain from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the proxy card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Special Meeting or any adjournments or postponements thereof.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record as of the Record Date, you may vote in person during the Special Meeting or you may vote by proxy using the enclosed proxy card, over the telephone or through the internet.
Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.
•	To vote in person, come to the Special Meeting and we will give you a ballot when you arrive.
•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Special Meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on July 15, 2026 to be counted.

•
To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your internet vote must be received by 11:59 p.m., Eastern Time on July 15, 2026 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received the Notice containing voting instructions from that organization rather than from Outlook Therapeutics. Follow the voting instructions in the Notice to ensure that your vote is counted. To vote at the Special Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials or contact your broker, bank or other agent to request a proxy form.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on the Record Date.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Special Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent (Broker non-votes)
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker, bank or other agent will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers, banks and other agents can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be

“routine,” but not with respect to “non-routine” matters. A “broker non-vote” occurs when your broker, bank or other agent submits a proxy with respect to “routine” matters but does not vote on “non-routine” matters because you did not provide voting instructions on those matters. These unvoted shares with respect to “non-routine” matters are counted as “broker non-votes.” Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders. Proposal No. 1(a) and (b) and Proposal No. 2 are each considered to be a “non-routine” matter and, accordingly, your broker, bank or other agent may not vote your shares on such proposals without your instructions. Proposal No. 3 is considered to be a “routine” matter and, accordingly, your broker, bank or other agent may vote your shares even in the absence of your instruction.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections on matters on which you are entitled to cast votes, your shares will be voted “For” each of the proposals. If any other matter is properly presented at the Special Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.
Who is paying for this proxy solicitation?
The accompanying proxy is being solicited by the Board. We have engaged Morrow Sodali LLC as a proxy solicitor to assist the Board in the solicitation of proxies for the Special Meeting. We expect to pay Morrow Sodali LLC a fee of $15,000 plus reasonable expenses and customary charges for these services, which include the payment of certain fees and expenses for its services to solicit proxies. We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Special Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to Outlook Therapeutics’ Corporate Secretary at 111 S. Wood Avenue, Unit #100, Iselin, New Jersey 08830.
•	You may attend the Special Meeting and vote in person. Simply attending the Special Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
When are stockholder proposals and director nominations due for next year’s annual stockholder meeting?
To be considered for inclusion in next year’s annual stockholder meeting proxy materials, your proposal must be submitted in writing by October 14, 2026 to Outlook Therapeutics’ Corporate Secretary at 111 S. Wood Avenue, Unit #100, Iselin, New Jersey 08830. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must provide specified information in writing to our Corporate Secretary at the address above not later than the close of business on November 10, 2026 nor earlier than the close of business December 10, 2026. You are also advised to review our Bylaws, which contain a description of the information required to be submitted, as well as additional requirements about advance notice of stockholder proposals and director nominations.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Special Meeting, who will separately count votes “For” and “Against,” abstentions and, if applicable, broker non-votes.
How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1(a)	Approval of the Share Issuance Proposal – Private Placement Warrants and Placement Agent Warrants
“For” votes from the holders of a majority of the voting power of the shares present in person or represented by proxy at the Special Meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes)
			No effect	No effect

1(b)	Approval of the Share Issuance Proposal – Amended Warrants
“For” votes from the holders of a majority of the voting power of the shares present in person or represented by proxy at the Special Meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes)
			No effect	No effect

2	Approval of the Authorized Share Increase Proposal
“For” votes from the holders of a majority of the voting power of the shares present in person or represented by proxy at the Special Meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes)
			No effect	No effect(1)

3	Approval of the Reverse Stock Split Proposal
“For” votes from the holders of a majority of the voting power of the shares present in person or represented by proxy at the Special Meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes)
			No effect	No broker non-votes; brokers have discretion to vote

(1)
While similar proposals are typically considered to be “routine” matters under NYSE rules, based on consultation with the NYSE, this proposal is considered a “non-routine” matter under NYSE rules given other related non-routine proposals being presented for approval at the Special Meeting as discussed in this proxy statement.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote at the Special Meeting are present at the meeting in person or represented by proxy. On the Record Date, there were 120,863,252 shares of common stock outstanding and entitled to vote. Thus, shares representing 60,431,627 votes must be present in person or represented by proxy at the Special Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the Special Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting may adjourn the meeting to another date.
How can I find out the results of the voting at the Special Meeting?
Preliminary voting results will be announced at the Special Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Special Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Special Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL NO. 1 – AUTHORIZATION OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK
UNDERLYING (A) PRIVATE PLACEMENT WARRANTS AND PLACEMENT AGENT WARRANTS
AND (B) AMENDED WARRANTS
Overview
You are being asked to approve, in accordance with Nasdaq Listing Rule 5635(d), the potential issuance of shares of our common stock underlying (a) (i) Private Placement Warrants to purchase up to 16,129,033 shares of common stock issued in April 2026 and (ii) Placement Agent Warrants to purchase up to an aggregate of 2,258,064 shares of common stock, consisting of Placement Agent Warrants to purchase 1,129,032 shares of common stock issued in April 2026 and Placement Agent Warrants to purchase 1,129,032 shares of common stock that are issuable upon exercise of the Private Placement Warrants, in each case in connection with the Offering and (b) previously issued Amended Warrants to purchase up to 2,142,854 shares of common stock held by an investor in the Offering that were amended concurrently with the Offering, as described in more detail below.
The Offering
Private Placement Warrants
On April 22, 2026, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors (the “Investors”), pursuant to which we agreed to issue and sell (i) in a registered direct offering priced at-the-market under Nasdaq rules (the “Registered Direct Offering”) an aggregate of 16,129,033 shares (the “Shares”), of our common stock, pursuant to an effective shelf registration statement on Form S-3 (No. 333-278340) and a related prospectus and prospectus supplement thereunder, and (ii) in a concurrent private placement (the “Private Placement” and together with the Registered Direct Offering, the “Offering”), Private Placement Warrants to purchase an aggregate of 16,129,033 shares of common stock (the shares issuable upon exercise of the Private Placement Warrants, the “Private Placement Warrant Shares”). The combined purchase price of each Share and accompanying Private Placement Warrant was $0.31. The Offering closed on April 23, 2026. We currently intend to use the proceeds from the Offering for working capital and general corporate purposes.
The Private Placement Warrants have a per share exercise price of $0.31 and will not become exercisable until the later of (i) the date of stockholder approval of the issuance of the Private Placement Warrant Shares (pursuant to this Proposal No. 1(a), if approved), and (ii) the effective date of an amendment to the Restated Certificate to increase our authorized shares in an amount equal to or greater than the number of Private Placement Warrant Shares following stockholder approval thereof (which we are seeking by virtue of the Authorized Share Increase Proposal (Proposal No. 2)) (such later date, the “Initial Exercise Date”). The Private Placement Warrants will expire on the date that is the fifth anniversary of the later of (i) the Initial Exercise Date and (ii) the date on which the Resale Registration Statement (as hereinafter defined) becomes effective.
The exercise price and the number of shares issuable upon exercise of the Private Placement Warrants are subject to customary adjustments in the event of stock dividends, stock splits, pro rata distributions or similar events in respect of the common stock. Subject to limited exceptions, following the date our stockholders approve Proposal No. 1(a), a holder (together with its affiliates) of the Private Placement Warrants will not be entitled to exercise any portion of any Private Placement Warrant, which upon giving effect to such exercise would cause the aggregate number of shares of common stock beneficially owned by the holder (together with its affiliates) to exceed 4.99% (or, upon election of the holder, 9.99%) of the number of shares of the common stock outstanding immediately after giving effect to the exercise, subject to such holder’s rights under the Private Placement Warrants to increase or decrease such percentage to another percentage not in excess of 9.99% upon notice from such holder to the Company (at least 61 days’ prior notice in the case of an increase).
Pursuant to the Purchase Agreement, we agreed to prepare and file, as soon as practicable (and in any event within five calendar days of the effective date of the Common Increase Amendment (as hereinafter defined), a registration statement on Form S-3 (or other appropriate form if the Company is not then S-3 eligible) providing for the resale of the Private Placement Warrant Shares (the “Resale Registration Statement”). We are required to use commercially reasonable efforts to keep such Resale Registration Statement effective at all times until the earlier of (i) the date on which the Private Placement Warrant Shares may be resold without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 under the Securities Act, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the Private Placement Warrant Shares have been sold pursuant to the Resale Registration Statement or Rule 144 under the Securities Act or any other rule of similar effect.

Placement Agent Warrants
H.C. Wainwright & Co., LLC (the “Placement Agent”) acted as the exclusive placement agent for the Company in connection with the Offering pursuant to an engagement letter (the “Engagement Letter”), dated as of March 11, 2026, as amended on April 21, 2026. Pursuant to the Engagement Letter, we issued Placement Agent Warrants to purchase up to 1,129,032 shares of common stock (equal to 7.0% of the Shares) to designees of the Placement Agent (the shares of common stock issuable upon exercise of the Placement Agent Warrants, the “Placement Agent Warrant Shares”). The Placement Agent Warrants have an exercise price of $0.3875 per share (which is 125% of the purchase price per Share and accompanying Private Placement Warrant in the Offering) and will be exercisable on the Initial Exercise Date. The Placement Agent Warrants will expire five years from the commencement of sales under the Offering. The Placement Agent Warrants otherwise have substantially the same terms as the Private Placement Warrants.
In addition, upon the exercise for cash of any Private Placement Warrants, the Company has agreed to issue to the Placement Agent (or its designee) Placement Agent Warrants to purchase a number of shares of common stock equal to 7.0% of the aggregate number of such shares of common stock underlying such Private Placement Warrants that have been so exercised, which could result in the issuance of additional Placement Agent Warrants to purchase up to an aggregate of 1,129,032 shares of our common stock.
Amended Warrants
In connection with the Offering, and as an inducement for investor participation in the Offering, we entered into a warrant amendment (the “Warrant Amendment”) pursuant to which we agreed to amend certain outstanding common warrants to purchase 2,142,854 shares of common stock previously issued in January 2025 and held by an investor in the Offering with an exercise price of $2.26, effective as of the closing of the Offering, such that the Amended Warrants (i) have a reduced exercise price of $0.31 per share, (ii) will be exercisable beginning on the effective date of stockholder approval of the issuance of shares of common stock upon exercise of the Amended Warrants ((the “Amended Warrant Shares”) Proposal 1(b)), if approved, and (iii) will expire five years from the effective date of such stockholder approval. Other than as described herein, the terms of the Amended Warrants remain unchanged. In this proxy, we refer to the Private Placement Warrants, the Placement Agent Warrants and the Amended Warrants as the “Warrants” and the shares of common stock issuable on exercise of the Warrants as the “Warrant Shares.”
For further information regarding the terms of the Offering, the Private Placement Warrants, the Placement Agent Warrants and the Amended Warrants, please refer to our Current Report on Form 8-K filed with the SEC on April 23, 2026. The discussion herein is qualified in its entirety by reference to such filed transaction documents.
The Nasdaq Stockholder Approval Rule
Our common stock is listed on The Nasdaq Capital Market and, as such, we are subject to the Nasdaq Listing Rules.
The Nasdaq 20% Rule. Nasdaq Listing Rule 5635(d) requires stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable for common stock), which alone or together with sales by officers, directors or substantial stockholders of the company, equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance, in each case, at a price that is less than the “Minimum Price.” The Minimum Price is the lower of (1) the Nasdaq official closing price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement or (2) the average Nasdaq official closing price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement.
We are asking stockholders to approve the potential issuance of shares of our common stock underlying (a) (i) Private Placement Warrants to purchase up to 16,129,033 shares of common stock issued in April 2026 and Placement Agent Warrants to purchase up to an aggregate of 2,258,064 shares of common stock, consisting of Placement Agent Warrants to purchase 1,129,032 shares of common stock issued in April 2026 and Placement Agent Warrants to purchase 1,129,032 shares of common stock that are issuable upon exercise of the Private Placement Warrants, in each case in connection with the Offering and (b) previously issued Amended Warrants to purchase up to 2,142,854 shares of common stock held by an investor in the Offering that were amended concurrently with the

Offering, because in the absence of stockholder approval, such issuances could result in the issuance of the Warrant Shares upon exercise of the Warrants at a price below the Minimum Price, which, when considered in the context of the Offering, would violate Nasdaq Listing Rule 5635(d).
We are not seeking stockholder approval to authorize us to enter into the Purchase Agreement, the Engagement Letter, the Warrant Amendment or any other transaction agreements, or to issue the Private Placement Warrants to the Investors, the Placement Agent Warrants to designees of the Placement Agent or to amend the Amended Warrants. We have already entered into those agreements and completed the issuances and amendments thereunder, which are binding obligations on us. Accordingly, the failure of our stockholders to approve Proposal Nos. 1(a) and/or 1(b) will not affect our obligations under these agreements, which will remain binding on us.
The 16,129,033 shares of common stock issued to the Investors in the Registered Direct Offering are not entitled to vote on Proposal Nos. 1(a) or 1(b) in accordance with Nasdaq Listing Rule 5635(d). Accordingly, although we anticipate that the 16,129,033 shares of common stock held by the Investors will be voted in favor of Proposals 1(a) and 1(b) for purposes of adopting the proposals, to comply with Nasdaq rules, to the extent such shares are voted, we will instruct the inspector of elections to conduct a separate tabulation that subtracts the 16,129,033 shares of common stock held by the Investors from the total number of shares voted in favor of Proposal No. 1(a) and Proposal No. 1(b) to determine whether the proposal has been adopted in accordance with applicable Nasdaq rules.
PROPOSAL 1(A): – APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK UPON
EXERCISE OF THE PRIVATE PLACEMENT WARRANTS AND PLACEMENT AGENT WARRANTS
Potential Consequences if Proposal 1(a) is Not Approved
If this Proposal 1(a) is not approved, the conditions on exercisability of the Private Placement Warrants and the Placement Agent Warrants will not be satisfied. As a result, we would be required to call a special meeting of stockholders every 90 days after the Special Meeting until the earlier of (i) the date on which both the Share Issuance Proposal and the Authorized Share Increase Proposal (Proposal No. 2) are approved by the stockholders or (ii) the Private Placement Warrants are no longer outstanding. Accordingly, we expect to incur substantial additional costs and expenses in the event that our stockholders do not approve this Proposal 1(a). The costs and expenses associated with seeking such approval could materially and adversely impact our ability to fund our operations and advance our research, development and clinical development plans.
Each Private Placement Warrant has an exercise price of $0.31 per share and each Placement Agent Warrant has an exercise price of $0.3875 per share. Accordingly, we would realize approximately $5.4 million in gross proceeds assuming full exercise of the Private Placement Warrants and the Placement Agent Warrants issued at the closing of the Offering. Additionally, the Placement Agent may receive additional Placement Agent Warrants to purchase up to an aggregate of 1,129,032 shares of our common stock upon full exercise of the Private Placement Warrants. Assuming full exercise of the additional Placement Agent Warrants, we would realize an additional $0.4 million in gross proceeds. If this Proposal 1(a) is not approved and the conditions on exercisability for the Private Placement Warrants and Placement Agent Warrants are not satisfied, the holders of such Warrants will not be able to exercise such Warrants and we will not receive any such proceeds, which may adversely impact our ability to fund our operations.
Potential Adverse Effects of the Approval of Proposal 1(a) on Current Stockholders
If this Proposal 1(a) is adopted by our stockholders at the Special Meeting (and the other condition on exercise – the increase in our authorized shares of common stock (see Proposal No. 2) – is satisfied), the holders of the Private Placement Warrants and Placement Agent Warrants will be able to exercise such Warrants, although such holders will have no obligation to do so. The full exercise of the Private Placement Warrants would result in the issuance of 16,129,033 additional shares of common stock and the full exercise of the Placement Agent Warrants issued at closing of the Offering would result in the issuance of 1,129,032 additional shares of common stock, which would dilute the ownership interest of our existing stockholders. The Placement Agent may receive additional Placement Agent Warrants to purchase up to an aggregate of 1,129,032 shares of our common stock upon full exercise of the Private Placement Warrants. The exercise of the Private Placement Warrants and the Placement Agent Warrants and/or the sale of common stock received upon such exercise in the open market could materially and adversely affect the market price of our common stock, particularly if the trading price of our common stock is greater than $0.31, in the case of the Private Placement Warrants, and $0.3875, in the case of the Placement Agent Warrants, at the time.

PROPOSAL 1(B): – APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK UPON EXERCISE OF THE AMENDED WARRANTS
Potential Consequences if Proposal 1(b) is Not Approved
If this Proposal 1(b) is not approved, the conditions on exercisability of the Amended Warrants will not be satisfied. Each Amended Warrant has an exercise price of $0.31 per share. Accordingly, we would realize an aggregate of $0.7 million in gross proceeds assuming full exercise of the Amended Warrants. If this Proposal 1(b) is not approved and the conditions on exercisability for the Amended Warrants are not satisfied, the holders of such Warrants will be unable to exercise such Warrants and we will not receive any such proceeds, which may adversely impact our ability to fund our operations.
Potential Adverse Effects of the Approval of Proposal 1(b) on Current Stockholders
If this Proposal 1(b) is adopted by our stockholders at the Special Meeting (and the other condition on exercise – the increase in our authorized shares of common stock (see Proposal No. 2) – is satisfied), the holder of the Amended Warrants will be able to exercise such Warrants, although such holder will have no obligation to do so. The full exercise of the Amended Warrants would result in the issuance of an aggregate of 2,142,854 additional shares of common stock, which would dilute the ownership interest of our existing stockholders. The exercise of the Amended Warrants and/or the sale of common stock received upon such exercise in the open market could materially and adversely affect the market price of our common stock, particularly if the trading price of our common stock is greater than $0.31 at the time.
No Dissenter’s Rights
Under applicable Delaware law, our stockholders are not entitled to dissenters’ or appraisal rights with respect to Proposal Nos. 1(a) or 1(b). We will not independently provide our stockholders with any such right.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” EACH OF PROPOSAL NOS. 1(A) AND 1(B).

PROPOSAL NO. 2 – APPROVAL OF AUTHORIZED SHARE INCREASE PROPOSAL
Overview
The Board believes that it is advisable and in the best interests of the Company and our stockholders to amend our Restated Certificate to increase the total number of authorized shares of common stock from 260,000,000 shares to 600,000,000 shares (the “Authorized Share Increase Proposal”). On May 13, 2026, the Board adopted resolutions approving the proposed certificate of amendment to the Restated Certificate in substantially the form attached hereto as Appendix A (the “Common Increase Amendment”). At that time, the Board declared the proposed Common Increase Amendment to be advisable and in the best interests of Outlook Therapeutics and our stockholders and is accordingly submitting the Authorized Share Increase Proposal for approval by our stockholders.
If stockholders approve this Proposal No. 2, we expect to file the Common Increase Amendment with the Secretary of State of the State of Delaware to increase the number of authorized shares of our common stock as soon as practicable following stockholder approval. In this regard, upon filing of the Common Increase Amendment with the Secretary of State of the State of Delaware, Article IV, Paragraph A of the Restated Certificate would be amended as follows, with the proposed additions underlined and proposed deletions stricken through:
“A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is  ~~two hundred and seventy million (270,000,000)~~   six hundred and ten million (610,000,000) shares.  ~~Two hundred and sixty million~~   Six hundred million  ~~(260,000,000)~~   (600,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01). Ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one cent ($0.01).”
As of the close of business on May 29, 2026, of our 260,000,000 authorized shares of common stock, there were 160,148,553 shares of common stock issued and outstanding. In addition to the shares of common stock outstanding on May 29, 2026, there were 51,451,059 shares reserved for issuance pursuant to outstanding warrants (excluding the Warrants) and 8,291,353 shares underlying outstanding awards and otherwise reserved for issuance under our various equity compensation plans. Additionally, pursuant to our At The Market Offering Agreement with H.C. Wainright & Co., LLC (the “ATM Agreement”), we are currently permitted to sell the lesser of (i) $100.0 million in shares of our common stock and (ii) the number of then authorized but unissued shares of common stock (less the number of shares of common stock otherwise reserved for issuance). Based on our share price on May 29, 2026, we would not have sufficient authorized shares of common stock to sell the full $100.0 million under the ATM Agreement and, as such, the shares reserved for issuance under the ATM Agreement would deplete the remainder of the authorized shares of common stock as of May 29, 2026. In addition, the exercisability of the Warrants is conditioned on our ability to increase the number of authorized shares of common stock (see Proposal No. 1). Accordingly, at present, there are not sufficient available unissued and unreserved authorized shares of our common stock to meet the needs of our business described below under “— Reasons for the Increase in Authorized Shares.”
As further described below under “— Reasons for the Increase in Authorized Shares” and above in Proposal No. 1, on April 23, 2026, we closed the Offering, pursuant to which we issued Private Placement Warrants to purchase 16,129,033 shares of common stock and Placement Agent Warrants to purchase 1,129,032 shares of common stock, and we amended the Amended Warrants to purchase 2,142,854 shares of common stock. Assuming exercise of all of the Warrants (excluding Placement Agent Warrants that may be issuable in the future upon exercise of the Private Placement Warrants), which exercisability is conditioned on (1) stockholder approval of the Share Issuance Proposal (Proposal No. 1) and (2) stockholder approval of this Authorized Share Increase Proposal, we may receive up to approximately $6.1 million in additional gross proceeds. The above reserves as of May 29, 2026 do not account for the Warrant Shares that are the subject of Proposal No. 1. For illustrative purposes, there would be 19,400,919 Warrant Shares issuable upon full exercise of the Warrants (excluding any Placement Agent Warrants that would be issuable in the future on exercise of the Private Placement Warrants). If the Private Placement Warrants are exercised in full, the Placement Agent would receive additional Placement Agent Warrants to purchase up to an aggregate of 1,129,032 shares of our common stock which, if exercised, would result in approximately $0.4 million in additional gross proceeds.

The proposed Common Increase Amendment would increase the number of shares of common stock that we are authorized to issue from 260,000,000 shares of common stock to 600,000,000 shares of common stock, representing an increase of 340,000,000 shares of authorized common stock, with a corresponding increase in the total authorized capital stock, which includes common stock and preferred stock, from 270,000,000 shares to 610,000,000 shares.
In addition to the Authorized Share Increase Proposal, we are seeking stockholder approval of the Reverse Stock Split Proposal (Proposal No. 3) at the Special Meeting. If this Proposal No. 2 and Proposal No. 3 are both approved by our stockholders at the Special Meeting and the Reverse Stock Split is subsequently implemented by our Board, we would expect to file the Common Increase Amendment with the Secretary of State of the State of Delaware promptly after the Special Meeting and, at a future date determined by the Board, file a Reverse Stock Split Amendment with the Secretary of State of the State of Delaware at a ratio to be determined by the Board within the range of ratios approved by the stockholders at the Special Meeting, with a corresponding and proportionate reduction in the number of authorized shares of common stock.
Reasons for the Increase in Authorized Shares
We have not generated any significant revenue from product sales. Since inception, we have incurred net losses and negative cash flows from our operations. Through March 31, 2026, we have funded substantially all of our operations with $650.3 million in net proceeds from the sale and issuance of our equity securities, debt securities and borrowings under debt facilities. We have also received an aggregate of $29.0 million pursuant to emerging markets collaboration and licensing agreements for our inactive biosimilar development programs through such date. We anticipate incurring additional losses until such time, if ever, that we can generate significant sales of ONS-5010/LYTENAVA or any other product candidate we may develop. We will need additional financing to fund our operations in the future, fully commercialize ONS-5010/LYTENAVA, to develop any other product candidates and to continue as a going concern. Management is currently evaluating various strategic opportunities to obtain the required funding for future operations. These strategies may include but are not limited to potential licensing and/or marketing arrangements or collaborations with pharmaceutical or other companies, the issuance of equity securities, including through an at-the-market offering program, the issuance of additional debt, and revenues from potential future product sales, if any. Alternatively, we may be required to, among other things, modify our clinical trial plans for ONS-5010/LYTENAVA in additional indications, make reductions in our workforce, scale back our plans and place certain activities on hold, discontinue our development programs, liquidate all or a portion of our assets, and/or seek protection under the provisions of the U.S. Bankruptcy Code.
In particular, we need to raise substantial additional funding to complete the development of ONS-5010/LYTENAVA outside of the European Union (the “EU”) and United Kingdom (the “UK”) and to support our operations until we are able to generate sufficient revenue from the sales of ONS-5010/LYTENAVA in the EU and UK. To that end, on April 22, 2026, we entered into the Purchase Agreement, pursuant to which we received $5.0 million in gross proceeds at closing. In addition, we: (i) issued Private Placement Warrants to purchase up to 16,129,033 shares of common stock, which are exercisable for up to $5.0 million in additional gross proceeds; (ii) issued Placement Agent Warrants to purchase up to 1,129,032 shares of common stock, which are exercisable for up to approximately $0.4 million in additional gross proceeds; and (iii) amended certain outstanding common warrants to purchase 2,142,854 shares of common stock previously issued in January 2025 and held by an investor in the Offering, which are exercisable for up to approximately $0.7 million in additional gross proceeds. If the Private Placement Warrants are exercised in full, the Placement Agent would receive additional Placement Agent Warrants to purchase up to an aggregate of 1,129,032 shares of our common stock, which would be exercisable for up to approximately $0.4 million in additional gross proceeds. The exercisability of the Warrants is subject to certain conditions as described above under Proposal No. 1, including stockholder approval of this Authorized Share Increase Proposal. As a result, if this Authorized Share Increase Proposal is not approved by stockholders at the Special Meeting, we will be required to call a special meeting every 90 days thereafter until the earlier of (i) the date on which both the Share Issuance Proposal (Proposal No. 1) and this Authorized Share Increase Proposal are approved by the stockholders or (ii) the Private Placement Warrants are no longer outstanding. Alternatively, we may be required to, among other things, make reductions in our workforce, scale back our plans and place certain activities on hold, discontinue our development programs, liquidate all or a portion of our assets, and/or seek protection under the provisions of the U.S. Bankruptcy Code.

In light of our capital needs, we regularly consider fund raising opportunities and may decide, from time to time, to raise capital based on various factors, including market conditions and our plans of operation. In this regard, if the Board determines that raising additional capital through issuing the additional shares of common stock is desirable, we want to be able to act quickly if market conditions are favorable. Given the lack of sufficient available unissued and unreserved authorized shares of our common stock, if this Proposal No. 2 is not approved, we will not be able to raise future capital without first obtaining stockholder approval for an increase in the number of authorized shares of common stock. The cost, prior notice requirements and delay involved in obtaining stockholder approval at the time that corporate action may be necessary or desirable could completely eliminate our ability to opportunistically capitalize on favorable market windows, which could delay or preclude our ability to advance our development and potential commercialization efforts. In addition, our success depends in part on our continued ability to attract, retain and motivate highly qualified management and clinical personnel, and if the Authorized Share Increase Proposal is not approved by our stockholders, the lack of unissued and unreserved authorized shares of common stock to provide future equity incentive opportunities that the Compensation Committee deems appropriate could adversely impact our ability to achieve these goals. In summary, if our stockholders do not approve this Proposal No. 2, we may not be able to access the capital markets; use common stock to retire or pay down current or future indebtedness; continue to conduct the research and development and clinical and regulatory activities necessary to bring ONS-5010/LYTENAVA and any other product candidates to market; complete future corporate collaborations and partnerships; attract, retain and motivate employees, officers, directors, consultants and/or advisers; and pursue other business opportunities integral to our growth and success, all of which could severely harm our business and our prospects.
As of the date of this proxy statement, the Board has no definitive plans, arrangements or understandings to issue any of the additional shares of common stock that would be available as a result of the approval of this Authorized Share Increase Proposal, except as described in Proposal No. 1. Our Board believes it is appropriate to increase our authorized shares of common stock so that we have shares of common stock available to provide additional flexibility to promptly and appropriately use our common stock for business and financial purposes in the future, as well as to have sufficient shares available to provide appropriate equity incentives for our employees and other eligible service providers. The additional shares of common stock, if approved, may be used for various purposes without further stockholder approval. These purposes may include: raising capital; providing equity incentives to employees, officers, directors, consultants and/or advisers; using common stock to retire or pay down current or future indebtedness; establishing collaborative or partnering arrangements with other companies; expanding our business through the acquisition of other businesses, products or technologies; and other purposes.
The Board believes that the proposed increase in authorized common stock will make sufficient shares available to provide the additional flexibility necessary to pursue our strategic objectives. Over the past several years, our authorized common stock has allowed us the flexibility to pursue a number of financing transactions that were key to enabling our support of our ONS-5010/LYTENAVA development program while at the same time enabling us to continue to provide the employee equity incentives that we deem necessary to attract and retain key employees. Unless our stockholders approve this Proposal No. 2, we will not have sufficient unissued and unreserved authorized shares of common stock to support the growth needed to continue the development of ONS-5010/LYTENAVA and any other product candidates by securing the opportunity to receive proceeds from the potential exercise of the Warrants and engaging in other capital raising transactions in the future and to respond to compensatory needs by implementing new or revised equity compensation plans or arrangements, all of which could severely harm our business and our prospects.
Effects of the Increase in Authorized Shares
The additional common stock proposed to be authorized under the Common Increase Amendment would have rights identical to our current outstanding common stock. Stockholder approval of the Common Increase Amendment and issuance of the common stock authorized thereby would not affect the rights of the holders of our currently outstanding common stock, except for effects incidental to increasing the number of shares of common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. The additional shares of common stock authorized by the proposed Common Increase Amendment could be issued by the Board without further vote of our stockholders except as may be required in particular cases by the Restated Certificate, applicable law, regulatory agencies or Nasdaq rules. Under the Restated Certificate, our stockholders do not have preemptive rights to subscribe for additional securities that may be issued by us, which means that current stockholders do not have a prior right thereunder to purchase any newly issued shares of common stock in order to maintain their proportionate ownership interests in us.

The increase in our authorized shares of common stock could also have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of Outlook Therapeutics difficult. For example, additional shares could be issued by us so as to dilute the stock ownership or voting rights of a person seeking to obtain control of Outlook Therapeutics. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our management by diluting the stock ownership or voting rights of persons seeking to cause such removal. Although this proposal to approve the Common Increase Amendment has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), and the Board does not intend or view the proposed increase in the number of authorized shares of common stock as an anti-takeover measure, stockholders should nevertheless be aware that approval of this Proposal No. 2 could facilitate future efforts by us to deter or prevent changes in control, including transactions in which our stockholders might otherwise receive a premium for their shares over then-current market prices.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3 – APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL
Overview
The Board has declared it advisable and in the best interests of Outlook Therapeutics and our stockholders to amend the Restated Certificate to effect a reverse split of the issued shares of the common stock, and a corresponding and proportionate reduction in the number of authorized shares of common stock, at a ratio of between 1-for-10 and 1-for-50, which ratio will be determined at the sole discretion of the Board (the “Reverse Stock Split”). On May 13, 2026, the Board adopted resolutions approving the form of proposed certificate of amendment to the Restated Certificate in substantially the form attached hereto as Appendix B (the “Form of Reverse Stock Split Amendment”). The text of the Form of Reverse Stock Split Amendment is subject to revision to include such changes as may be required by the Secretary of State of the State of Delaware and as the Board deems necessary or advisable to effect the proposed amendment of the Restated Certificate. If a certificate of amendment is filed with the Secretary of State of the State of Delaware, the certificate of amendment to the Restated Certificate will effect the Reverse Stock Split by reducing the issued number of shares of the common stock and the number of authorized shares of the common stock by the ratio to be determined by the Board, but will not increase the par value of the common stock.
By approving this Proposal No. 3, stockholders will approve the amendment to our Restated Certificate pursuant to which any whole number of issued shares, between and including 10 and 50, would be combined into one share of common stock, with a proportionate reduction in the number of authorized shares of the common stock, and authorize the Board to file the certificate of amendment, as determined by the Board in the manner described herein. As of the Record Date, there were 260,000,000 authorized shares of our common stock (subject to the increase that would be effected prior to any Reverse Stock Split if the Authorized Share Increase Proposal (Proposal No. 2) is approved by stockholders at the Special Meeting) and 120,863,252 shares of our common stock were outstanding and no shares of common stock were held in treasury. Based on such number of shares of our common stock authorized, outstanding and held in treasury, immediately following the effectiveness of the Reverse Stock Split (and without giving any effect to the payment of cash in lieu of fractional shares), we will have, depending on the Reverse Stock Split ratio selected by the Board, authorized, and issued shares of stock as illustrated in the table under the caption “— Effects of the Reverse Stock Split — Effect on Shares of Common Stock.”
If approved, the Board may also elect not to effect any Reverse Stock Split and consequently abandon such amendments and not file any certificate of amendment to the Restated Certificate. If the Board does not implement an approved Reverse Stock Split prior to the one-year anniversary of this meeting, the Board will seek stockholder approval before implementing any reverse stock split after that time.
The Reverse Stock Split will not change the number of authorized shares of preferred stock.
All holders of Outlook Therapeutics’ common stock will be affected proportionately by the Reverse Stock Split. No fractional shares of common stock will be issued as a result of the Reverse Stock Split. Instead, stockholders who otherwise would be entitled to receive fractional shares will be entitled to receive cash as set forth below under “— No Fractional Shares.” Each common stockholder will hold the same percentage of the outstanding common stock immediately following the Reverse Stock Split as that stockholder did immediately prior to the Reverse Stock Split, except to the extent that the Reverse Stock Split results in stockholders receiving cash in lieu of fractional shares.
Nasdaq Listing Compliance
Our common stock is listed on The Nasdaq Capital Market under the symbol “OTLK.” To maintain a listing on The Nasdaq Capital Market, we must satisfy various listing maintenance standards established by Nasdaq. If we are unable to meet The Nasdaq Capital Market requirements, our common stock will be subject to delisting.
Among other things, we are required to comply with the continued listing requirements of The Nasdaq Capital Market, including that the common stock maintain a minimum bid price of $1.00 on The Nasdaq Capital Market (the “Nasdaq Minimum Bid Requirement”). We do not currently satisfy this Nasdaq Minimum Bid Requirement. Assuming our stockholders approve this proposal, the Board intends to effect a Reverse Stock Split in the range of between 1-for-10 and 1-for-50, inclusive, at the ratio determined by the Board to be most likely sufficient to allow us to maintain the Nasdaq Minimum Bid Requirement.

Reasons for the Reverse Stock Split
As described in our Current Report on Form 8-K filed with the SEC on February 18, 2026, on February 18, 2026, we received a letter from the Nasdaq Listing Qualifications Staff (the “Nasdaq Staff”), notifying us that for the last 30 consecutive business days, the bid price of our common stock had closed below $1.00 per share, the minimum closing bid price required by the continued listing requirements of Nasdaq Listing Rule 5550(a)(2). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have 180 calendar days, or until August 17, 2026 (the “Compliance Date”), subject to a potential 180 calendar day extension (as described below), to regain compliance with the Nasdaq Minimum Bid Requirement. To regain compliance, the closing bid price of the Company’s common stock must be at least $1.00 per share for a minimum of ten consecutive business days before the Compliance Date.
If we do not achieve compliance by the Compliance Date, we may be eligible for an additional 180-day period to regain compliance if we meet the continued listing requirement for market value of publicly held shares and all other initial listing standards, with the exception of the Nasdaq Minimum Bid Requirement, and provide written notice to Nasdaq of our intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. However, if it appears to the Nasdaq Staff that we will not be able to cure the deficiency, or if we are otherwise not eligible for the additional compliance period, and we do not regain compliance by the Compliance Date, Nasdaq will provide written notification to us that our common stock is subject to delisting. In the event we receive notice that our common stock is being delisted, we would be entitled to appeal the determination to a Nasdaq Listing Qualifications Panel and request a hearing.
The Board has considered the potential harm to us and our stockholders should Nasdaq delist our common stock from The Nasdaq Capital Market. Delisting may adversely affect our ability to raise additional financing through the public or private sale of equity securities, may significantly affect the ability of investors to trade our securities and may negatively affect the value and liquidity of our common stock. On March 13, 2025, we issued a $33.1 million convertible promissory note (the “March 2025 Note”) to Avondale Capital, LLC (“Avondale”). As of the Record Date, there were approximately $9.8 million in remaining obligations under the March 2025 Note, which were convertible into shares of common stock at a conversion price of $0.404. Delisting, if not cured in accordance with the terms of the March 2025 Note, would constitute an event of default under the March 2025 Note. Following an event of default, Avondale may accelerate the March 2025 Note such that all amounts thereunder become immediately due and payable, and interest shall accrue at a rate of 22% annually until paid. Delisting also could have other negative results, including the potential loss of employee confidence, the loss of institutional investors or interest in business development opportunities.
The Board believes that the proposed Reverse Stock Split is a potentially effective means for us to regain compliance with the Nasdaq Minimum Bid Requirement and to avoid, or at least mitigate, the likely adverse consequences of our common stock being delisted from The Nasdaq Capital Market by producing the immediate effect of increasing the bid price of our common stock. Although we believe that implementing the Reverse Stock Split is likely to lead to compliance with the Nasdaq Minimum Bid Requirement, there can be no assurance that the closing share price after implementation of the Reverse Stock Split will succeed in restoring such compliance.
We believe that maintaining listing on The Nasdaq Capital Market will provide us with a market for the common stock that is more accessible than if the common stock were traded on the over-the-counter markets. Such alternative markets are generally considered to be less efficient than, and not as broad as, Nasdaq. Among other factors, trading on Nasdaq increases liquidity and may potentially minimize the spread between the “bid” and “asked” prices quoted by Market Makers (as defined in Nasdaq Rule 5005). Further, a Nasdaq listing may enhance our access to capital, increase our flexibility in responding to anticipated capital requirements and facilitate the use of our common stock in any strategic or financing transactions that we may undertake. We believe that prospective investors will view an investment in us more favorably if our shares qualify for listing on Nasdaq as compared with the over-the-counter markets.
In addition to the foregoing, the Board also believes that an increased bid price could encourage investor interest and improve the marketability of our common stock to a broader range of investors, and thus enhance our liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.

If this Proposal No. 3 is approved by the stockholders, the Board intends to implement the Reverse Stock Split and will determine the ratio of the Reverse Stock Split, in the range of between 1-for-10 and 1-for-50, inclusive, as determined in the judgment of the Board to be most likely sufficient to allow us to achieve and maintain compliance with the minimum $1.00 per share requirement for listing on The Nasdaq Capital Market for the longest period of time while retaining a sufficient number of outstanding, tradeable shares to facilitate an adequate market.
Effects of the Reverse Stock Split
General
If the Reverse Stock Split is implemented by the Board, after the amendment is effective, each stockholder will own a reduced number of shares of common stock. The principal effect of the Reverse Stock Split will be to proportionately decrease the number of authorized, outstanding and treasury shares of our common stock based on the Reverse Stock Split ratio selected by the Board. The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except that stockholders who would have otherwise received fractional shares will receive cash in lieu of such fractional shares. After the Reverse Stock Split, each share of our common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now authorized and common stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act. We will continue to be subject to the periodic reporting requirements of the Exchange Act.
Effect on Shares of Common Stock
The following table sets forth the number of shares of the common stock that would be authorized, outstanding, held in treasury and unissued immediately after the Reverse Stock Split at various exchange ratios, based on 260,000,000 shares of common stock authorized, 120,863,252 shares of common stock outstanding and no shares of common stock held in treasury as of the Record Date. The table does not account for fractional shares that will be paid in cash.

Status	Number of Shares of Common Stock Authorized(1)	Number of Shares of Common Stock Outstanding	Number of Treasury Shares	Number of Shares of Common Stock Authorized but not Issued(2)
Pre-Reverse Stock Split	260,000,000	120,863,252	0	139,136,748
Post-Reverse Stock Split 1: 10	26,000,000	12,086,325	0	13,913,675
Post-Reverse Stock Split 1: 20	13,000,000	6,043,162	0	6,956,838
Post-Reverse Stock Split 1: 30	8,666,666	4,028,775	0	4,637,891
Post-Reverse Stock Split 1: 40	6,500,000	3,021,581	0	3,478,419
Post-Reverse Stock Split 1: 50	5,200,000	2,417,265	0	2,782,735

(1)	Share numbers in this column do not give effect to the increase in authorized shares that would be effected if the Authorized Share Increase Proposal is approved.
(2)
Share numbers in this column do not reflect: (i) any share reserves described in Proposal No. 2, (ii) the potential issuance of shares of common stock after the occurrence of certain trigger events under the March 2025 Note or (iii) the exercise of the Warrants described in Proposal No. 1.

If a stockholder owns 10,000 shares of common stock prior to the Reverse Stock Split, after the Reverse Stock Split that same stockholder would own:
•	1,000 shares in the case of a Reverse Stock Split at the ratio of 1-for-10;
•	500 shares in the case of a Reverse Stock Split at the ratio of 1-for-20;
•	333 shares in the case of a Reverse Stock Split at the ratio of 1-for-30;
•	250 shares in the case of a Reverse Stock Split at the ratio of 1-for-40; and
•	200 shares in the case of a Reverse Stock Split at the ratio of 1-for-50.

After the effective date of the Reverse Stock Split, our common stock would have a new committee on uniform securities identification procedures, or CUSIP, number, which is a number used to identify our common stock. Our common stock is currently registered under Section 12(b) of the Exchange Act and we are subject to the periodic reporting and other requirements of the Exchange Act.
Effect on Preferred Stock
The Reverse Stock Split will not change the number of authorized shares of preferred stock.
Reduction in Stated Capital
The Reverse Stock Split will not affect the par value of the common stock. As a result, upon the effectiveness of the Reverse Stock Split, the stated capital on our balance sheet attributable to the common stock will be reduced proportionately based on the exchange ratio selected by the Board for the Reverse Stock Split, subject to a minor adjustment in respect of the treatment of fractional shares, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged.
Effect on Equity Plans and Outstanding Derivative and Convertible Securities
Proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise or settlement of all outstanding options, performance stock units and warrants to purchase or acquire, as applicable, shares of common stock, and the number of shares reserved for issuance pursuant to our existing equity incentive, stock option and employee stock purchase plans will be reduced proportionately based on the exchange ratio selected by the Board for the Reverse Stock Split.
No Fractional Shares
No fractional shares of common stock will be issued as a result of the Reverse Stock Split. Instead, stockholders who otherwise would be entitled to receive fractional shares will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of the common stock as reported on The Nasdaq Capital Market on the effective date of the certificate of amendment to the Restated Certificate by (ii) the number of shares of common stock held by such stockholder before the Reverse Stock Split that would otherwise have been exchanged for such fractional share interest. Holders of as many as 49 shares (if we were to implement a 1-for-50 Reverse Stock Split) of common stock would be eliminated as a result of the cash payment in lieu of any issuance of fractional shares or interests in connection with the Reverse Stock Split. The exact number by which the number of holders of the common stock would be reduced will depend on the Reverse Stock Split ratio adopted and the number of stockholders that hold less than the Reverse Stock Split ratio as of the effective date of the Reverse Stock Split. As of the Record Date, there were 77 holders of record of the common stock, 53 of which held fewer than 49 shares of common stock.
Certain Risks Associated with the Reverse Stock Split
Before voting on this Proposal No. 3, stockholders should consider the following risks associated with effecting a Reverse Stock Split:
•
Although we expect that a Reverse Stock Split will result in an increase in the market price of the common stock, we cannot assure you that a Reverse Stock Split will increase the market price of the common stock in proportion to the reduction in the number of shares of the common stock outstanding or result in a permanent increase in the market price. The effect that a Reverse Stock Split may have upon the market price of the common stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in similar circumstances to ours is varied. The market price of the common stock is dependent on many factors, including our business and financial performance, general market conditions, prospects for future growth and other factors detailed from time to time in the reports we file with the SEC. Accordingly, the total market capitalization of our common stock after a Reverse Stock Split may be lower than the total market capitalization before a Reverse Stock Split and, in the future, the market price of our common stock following a Reverse Stock Split may not exceed or remain higher than the market price prior to a Reverse Stock Split.

•
Even if our stockholders approve a Reverse Stock Split and the Reverse Stock Split is effected, there can be no assurance that we will meet the continued listing requirements of The Nasdaq Capital Market.

•
A Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

•
Although the Board believes that the decrease in the number of shares of common stock outstanding as a consequence of a Reverse Stock Split and the anticipated increase in the market price of common stock could encourage interest in the common stock and possibly promote greater liquidity for stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split.

Effective Date
In addition to the Reverse Stock Split Proposal, we are seeking stockholder approval of the Authorized Share Increase Proposal (Proposal No. 2) at the Special Meeting. If this Proposal No. 3 and Proposal No. 2 are both approved by our stockholders at the Special Meeting and the Reverse Stock Split is implemented by our Board, we would expect to file the Common Increase Amendment with the Secretary of State of the State of Delaware promptly after the Special Meeting and, at a future date determined by the Board, subsequently file a Reverse Stock Split Amendment with the Secretary of State of the State of Delaware at a ratio to be determined by the Board within the range of ratios approved by the stockholders at the Special Meeting, with a corresponding and proportionate reduction in the number of authorized shares of common stock.
Even if the Reverse Stock Split is approved by our stockholders, the Board has discretion not to carry out or to delay in carrying out the Reverse Stock Split. Upon the filing of the amendment with the Secretary of State of the State of Delaware, all of the pre-Reverse Stock Split shares will be reclassified and combined into shares of common stock as set forth in the amendment.
Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split
The following is a summary of certain material U.S. federal income tax consequences of the Reverse Stock Split that generally are expected to be applicable to U.S. Holders (as hereinafter defined) of the common stock, but does not purport to be a complete discussion of all of the potential tax considerations relating thereto. This summary is based on the provisions of the U.S. federal income tax law (including the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authorities and current administrative rulings and practices as in effect on the date of this proxy statement). Changes to these laws could alter the tax consequences described below, possibly with retroactive effect, which may result in the U.S. federal income tax consequences of the Reverse Stock Split differing substantially from the consequences summarized below. We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the Reverse Stock Split, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed below. This summary assumes that the common stock will be, both before and after the Reverse Stock Split, held as a “capital asset,” as defined in the Code (i.e., generally, property held for investment). Further, it does not discuss the tax consequences of the Reverse Stock Split under state, local or foreign laws or under gift, estate, excise or other non-income tax laws, or the application of the alternative minimum tax rules, the Medicare contribution tax on net investment income or the special tax accounting rules under Section 451(b) of the Code. This summary does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Reverse Stock Split (whether or not any such transactions are consummated in connection with the Reverse Stock Split), or the tax consequences to holders of options, warrants or similar rights to acquire common stock. In addition, this summary does not address the tax consequences applicable to a holder’s particular circumstances or to holders that are subject to special tax rules, including without limitation banks, financial institutions, insurance companies, regulated investment companies, mutual funds, real estate investment trusts, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers, traders, tax-exempt entities, persons who hold common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other integrated or risk reduction transaction, persons whose common stock constitutes qualified small business stock within the meaning of Section 1202 of the Code, holders who hold their common stock through individual retirement or other tax-deferred accounts, holders of common stock that are not U.S. Holders (as hereinafter defined), holders of common stock that have a functional currency for

U.S. federal income tax purposes other than the U.S. dollar, holders who acquired their common stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code, holders who acquired their common stock pursuant to the exercise of employee stock options or otherwise as compensation, or holders of common stock that are partnerships, limited liability companies that are not treated as corporations for U.S. federal income tax purposes, S corporations, or other pass-through entities or investors in such pass-through entities.
For purposes of this discussion, a U.S. Holder means a beneficial owner of our common stock that is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any subdivision thereof, or the District of Columbia; (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust (other than a grantor trust) if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States “persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (B) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.
THIS SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER’S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.
Tax Consequences of the Reverse Stock Split
We intend to treat the Reverse Stock Split as a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. Holder generally should not recognize gain or loss in the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of common stock (as described below). A U.S. Holder’s aggregate tax basis in the reduced number of shares of common stock should equal the U.S. Holder’s aggregate tax basis in its pre-Reverse Stock Split shares of common stock (excluding any portion of such basis that is allocated to any fractional share of common stock), and such U.S. Holder’s holding period in the reduced number of shares of common stock should include the holding period in its pre-Reverse Stock Split shares of common stock exchanged. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of common stock surrendered to the shares of common stock received in a recapitalization pursuant to the Reverse Stock Split. U.S. Holders should consult their tax advisors as to application of the foregoing rules where shares of common stock were acquired at different times or at different prices.
Cash in Lieu of Fractional Shares
A U.S. Holder who receives cash in lieu of a fractional share of common stock pursuant to the Reverse Split is expected to recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the U.S. Holder’s tax basis in the shares of common stock surrendered that is allocated to such fractional share of common stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock surrendered in the Reverse Stock Split exceeds one year at the time of the Reverse Stock Split. Long-term capital gains of non-corporate U.S. Holders are generally subject to preferential tax rates. There are limitations on the deductibility of capital losses under the Code.
Information Reporting and Backup Withholding
A holder of common stock may be subject to information reporting and backup withholding on cash paid in lieu of fractional shares in connection with the Reverse Stock Split. To avoid backup withholding, each holder of common stock that does not otherwise establish an exemption should provide its taxpayer identification number and comply with the applicable certification procedures. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided the required information is timely and properly furnished to the Internal Revenue Service. Holders of common stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, as well as the procedures for obtaining a credit or refund if backup withholding is imposed.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO U.S. HOLDERS. IT IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS THAT MAY BE IMPORTANT TO A PARTICULAR HOLDER. ALL HOLDERS OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO THEM, INCLUDING RECORD RETENTION AND TAX-REPORTING REQUIREMENTS, AND THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS.
No Dissenters’ Rights
Under applicable Delaware law, our stockholders are not entitled to dissenters’ or appraisal rights with respect to Proposal No. 3. We will not independently provide our stockholders with any such right.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL NO. 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information relating to the beneficial ownership of our common stock as of May 18, 2026, by:
•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and includes any shares over which a person exercises sole or shared voting or investment power. Applicable percentage ownership and total voting power are based on 120,863,252 shares of common stock outstanding as of May 18, 2026. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown beneficially owned by them, subject to applicable community property laws. Shares of common stock issuable upon vesting, exercise or conversion of outstanding equity awards or preferred stock that are exercisable, subject to vesting or convertible within 60 days after May 18, 2026 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the awards, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.
As otherwise noted below, the address for persons listed in the table is c/o Outlook Therapeutics, Inc., 111 S. Wood Avenue, Unit #100, Iselin, New Jersey 08830.

	Common Stock
Name of Beneficial Owner	Number of Shares Beneficially Owned	%
Five Percent Stockholders (other than directors and officers):
GMS Ventures and Investments(1)	29,040,929	21.3%

Named Executive Officers and Directors:
Robert C. Jahr, Director, President, Chief Executive Officer(2)	200,000	*
Lawrence A. Kenyon, Director, Chief Financial Officer, Treasurer and Corporate Secretary(3)	260,381	*
C. Russell Trenary III, Former Director, President and Chief Executive Officer(4)	447,551	*
Jeff Evanson, Former Chief Commercial Officer(5)	105,166	*
Faisal G. Sukhtian, Chairman(6)	383,047	*
Ralph H. “Randy” Thurman, Lead Independent Director(7)	215,492	*
Gerd Auffarth, M.D, Director(8)	177,764	*
Julian Gangolli, Director(9)	177,959	*
Yezan Haddadin, Director(10)	351,733	*
Kurt J. Hilzinger, Director(11)	333,154	*
Andong Huang, Director(12)	164,606	*
All executive officers and directors as a group (9 persons)	2,264,136	1.8%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.
(1)
Based on a Schedule 13D/A filed with the SEC on May 28, 2025 reporting beneficial ownership as of May 27, 2025. Includes 15,488,570 shares of common stock issuable upon exercise of outstanding warrants. GMS Ventures & Investments, a Cayman Islands exempted company, is a private investment vehicle and wholly owned subsidiary of GMS Holdings. Ghiath M. Sukhtian, or Sukhtian, a natural person, is the holder of a controlling interest in GMS Holdings. The principal office address of Sukhtian is Zahran Street, 7th Circle Zahran Plaza Building, 4th Floor P.O. Box 142904, Amman, Jordan 11844.

(2)	Represents shares of common stock issuable under outstanding options that are held by Mr. Jahr that are exercisable within 60 days of May 18, 2026.
(3)	Includes 254,696 shares of common stock issuable under outstanding options held by Mr. Kenyon that are exercisable within 60 days of May 18, 2026.

(4)
Effective December 3, 2024, Mr. Trenary ceased to be a Section 16 reporting person. The information regarding his beneficial ownership is as of December 3, 2024 and includes 444,805 shares of common stock issuable under outstanding options held by Mr. Trenary that are exercisable within 60 days of May 18, 2026 (which options remain exercisable through the end of the term of each such option).

(5)
Effective September 5, 2025, Mr. Evanson ceased to be a Section 16 reporting person. The information regarding his beneficial ownership is as of September 5, 2025 and includes 67,868 shares of common stock issuable under outstanding options held by Mr. Evanson that are exercisable within 60 days of May 18, 2026 (which options remain exercisable through the end of the term of each such option).

(6)	Includes 379,647 shares of common stock issuable under outstanding options held directly by Mr. Sukhtian that are exercisable within 60 days of May 18, 2026.
(7)	Includes 214,899 shares of common stock issuable under outstanding options held by Mr. Thurman that are exercisable within 60 days of May 18, 2026.
(8)	Represents shares of common stock issuable under outstanding options held by Prof. Dr. Auffarth that are exercisable within 60 days of May 18, 2026.
(9)	Represents shares of common stock issuable under outstanding options held by Mr. Gangolli that are exercisable within 60 days of May 18, 2026.
(10)	Includes 348,566 shares of common stock issuable under outstanding options held directly by Mr. Haddadin that are exercisable within 60 days of May 18, 2026.
(11)	Includes 309,499 shares of common stock issuable under outstanding options that are held by Mr. Hilzinger that are exercisable within 60 days of May 18, 2026.
(12)	Represents shares of common stock issuable under outstanding options that are held by Mr. Huang that are exercisable within 60 days of May 18, 2026.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for stockholder meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of stockholder meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are stockholders will be “householding” our proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of proxy materials, please notify your broker or us. Direct your written request to Outlook Therapeutics, Inc., Corporate Secretary, 111 S. Wood Avenue, Unit #100, Iselin, New Jersey 08830. Stockholders who currently receive multiple copies of the proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.
ADDITIONAL FILINGS
We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to the SEC Filings page from the Financials drop-down menu on the Investors section of our website, https://outlooktherapeutics.com. A copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2025, including financial statements and schedules thereto, is available without charge upon written request to: Outlook Therapeutics, Inc., 111 S. Wood Avenue, Unit #100, Iselin, New Jersey 08830, Attn: Corporate Secretary.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board

/s/ Lawrence A. Kenyon
Lawrence A. Kenyon
Corporate Secretary

APPENDIX A

FORM OF CERTIFICATE OF AMENDMENT OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF OUTLOOK THERAPEUTICS, INC.
Outlook Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies that:
First: The name of the Company is Outlook Therapeutics, Inc. (the “Company”).
Second: The date of the filing the original Certificate of Incorporation of this Company with the Secretary of State of the State of Delaware was October 22, 2015 under the name Oncobiologics, Inc. and the date of filing of the Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware was May 13, 2024.
Third: Paragraph A of ARTICLE IV of the Company’s Restated Certificate of Incorporation, as amended, be, and it hereby is, amended and restated to read in its entirety as follows:
“A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is six hundred and ten million (610,000,000) shares. Six hundred million (600,000,000) shares shall be Common Stock, each having a par value of one cent ($0.01). Ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one cent ($0.01).”
Fourth: The foregoing amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
Fifth: This Certificate of Amendment shall be effective at 5:00 p.m. Eastern Time on [***DATE***].
In Witness Whereof, Outlook Therapeutics, Inc. has caused this Certificate of Amendment to be signed by its Chief Financial Officer, Treasurer and Secretary this        day of       , 2026.

Outlook Therapeutics, Inc.

By:
Lawrence A Kenyon Chief Financial Officer, Treasurer and Secretary

A-1

APPENDIX B

FORM OF CERTIFICATE OF AMENDMENT OF THE RESTATED
CERTIFICATE OF INCORPORATION OF OUTLOOK THERAPEUTICS, INC.
Outlook Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies that:
First: The name of the Company is Outlook Therapeutics, Inc. (the “Company”).
Second: The date of filing of the original Certificate of Incorporation of this Company with the Secretary of State of the State of Delaware was October 22, 2015 under the name Oncobiologics, Inc. and the date of filing of the Restated Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware was May 13, 2024.
Third: Paragraph A of ARTICLE IV of the Company’s Restated Certificate of Incorporation, as amended, be, and it hereby is, amended and restated to read in its entirety as follows:
“A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is [      ] million ([      ]) shares. [       ] ([       ]) shares shall be Common Stock, each having a par value of one cent ($0.01). Ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one cent ($0.01).1
Effective upon the effectiveness of this Certificate of Amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each [10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 31, 32, 33, 34, 35, 36, 37, 38, 39, 40, 41, 42, 43, 44, 45, 46, 47, 48, 49, 50]2 shares of Common Stock issued immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be reclassified and combined into one share of Common Stock. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall, upon surrender after the Effective Time of a certificate, which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Common Stock as reported on The Nasdaq Capital Market on the date that this Certificate of Amendment to the Restated Certificate of Incorporation of the Company becomes effective.”
Fourth: The foregoing amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
Fifth: This Certificate of Amendment shall be effective at 5:00 p.m. Eastern Time on [***DATE***].
In Witness Whereof, Outlook Therapeutics, Inc. has caused this Certificate of Amendment to be signed by its Chief Financial Officer, Treasurer and Secretary this      day of    , 202 .

Outlook Therapeutics, Inc.

By:
Lawrence A Kenyon Chief Financial Officer, Treasurer and Secretary

[1]
Pursuant to Proposal No. 3, to the extent the board of directors of the Company (the “Board”) elects to effect a reverse stock split there will be a proportionate reduction in the number of shares authorized.

[2]
The Board adopted a resolution approving 41 separate amendments to the Restated Certificate of Incorporation, as amended, of the Company. These amendments approve the combination of any whole number of shares of Common Stock between and including 10 and 50 into one share of Common Stock and a proportionate reduction in the number of authorized shares of Common Stock. By approving Proposal No. 3, you are approving each of the 41 amendments proposed by the Board. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that amendment determined by the Board to be in the best interests of the Corporation and its stockholders. The other 40 proposed amendments will be abandoned pursuant to Section 242(c) of the Delaware General Corporation Law. The Board may also elect not to do any reverse split in which all 41 proposed amendments will be abandoned. In accordance with these resolutions, the Board will not implement any amendment providing for a different split ratio.

B-1

OUTLOOK THERAPEUTICS, INC.
111 S. WOOD AVE
UNIT #100
ISELIN, NJ 08830

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T00824-S38550

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OUTLOOK THERAPEUTICS, INC.

The Board of Directors recommends you vote "FOR" the following proposals:

NOTE: In his discretion, the named proxy is authorized to vote on such other business that may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

T00825-S38550

OUTLOOK THERAPEUTICS, INC.
SPECIAL MEETING OF STOCKHOLDERS
JULY 16, 2026, 9:00 AM, CENTRAL TIME
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Lawrence A. Kenyon, as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Outlook Therapeutics, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 9:00 AM, Central Time, on July 16, 2026, at the offices of Cooley LLP, 110 N Wacker Dr Suite 4200, Chicago, IL 60606, and any adjournment or postponement thereof and in his discretion on such other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on the reverse side.